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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                          Contact: John H. Fountain
                                                        Chairman
                                                        (847) 779-2500


              PARAGON CORPORATE HOLDINGS SIGNS DEFINITIVE AGREEMENT
                    TO SELL CURTIS INDUSTRIES TO BARNES GROUP

        Proceeds from the sale of Curtis will be used to spur growth in Paragon's A.B.Dick/Multigraphics business serving the graphic arts industry

NILES, Illinois-- April 27, 2000-- Paragon Corporate Holdings today announced that it has signed a definitive agreement to sell substantially all of the assets and related liabilities of its Curtis Industries Inc. subsidiary to Barnes Group Inc. (NYSE: B). The transaction is expected to close in early May. Terms of the agreement were not disclosed.

Paragon is a privately held holding company consisting of two main business units:
    - A.B.Dick/Multigraphics, an international manufacturer and distributor of equipment, supplies and services for the graphic arts industry.
    -   Curtis Industries, a distributor of maintenance, repair and operating
        (MRO) supplies and security products for the industrial and automotive markets.

In January 2000, Paragon completed the acquisition of Multigraphics, Inc. and merged it with its A.B.Dick operation to create a leading producer and marketer of printing equipment, services and supplies sold on a global basis. The merger is already producing substantial cost savings and new market opportunities for Paragon.

"Curtis Industries has been profitable for Paragon since we acquired it in December 1997," Paragon Chairman John Fountain said. "Nonetheless, we decided to sell Curtis because, with the graphic arts industry strength we have with A.B.Dick and Multigraphics, Curtis would not be part of our core business. The sale of Curtis is the next step in our strategy to focus our efforts on pursuing growth opportunities in the graphic arts industry worldwide."

Paragon will recognize a significant gain on the sale of Curtis and will use the proceeds to continue to expand its A.B.Dick/Multigraphics business through acquisitions and internal growth, including expanding its digital product offerings and introducing a leading-edge e-commerce solution before the end of the year.

For the year ended December 1999, Paragon had net sales of $248 million. Taking into account the acquisition of Multigraphics and the sale of Curtis in 2000, Paragon expects revenues in 2000 to be around $300 million.


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Barnes Group Inc. (http://www.barnesgroupinc.com) is a diversified international manufacturer and distributor, serving a wide range of industrial markets with precision metal parts and industrial supplies. Founded in 1857, Barnes Group
Inc. consists of three separate businesses with 1999 sales of $622 million. Barnes Group employs approximately 4,000 people worldwide.

Paragon Corporate Holdings Inc. is a privately held holding company based in Niles, Illinois. A.B.Dick/Multigraphics manufacturing operations are located in Niles, Illinois, and Rochester, New York; and its foreign operations are located in Canada, the United Kingdom, Belgium and the Netherlands.

This press release includes forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to:
(i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory; and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

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